Wealth Management Code of Ethics

AssetMark Investment Services Inc. and Genworth Financial Asset Management are in the process of integrating their businesses to form Genworth Financial Wealth Management.  The name Genworth Financial Wealth Management will not be in full use until June 2008, however, the companies have already integrated their respective codes of ethics using the new name.  This Wealth Management Code of Ethics (“Code”) is being rolled out prior to the full integration of the companies and each employee will be covered under this new Code.   Consequently, all references to the name ‘Genworth Financial Wealth Management’ in this Code shall mean AssetMark Investment Services Inc. and Genworth Financial Asset Management during this interim period.

WEALTH MANAGEMENT CODE OF ETHICS

OF

GENWORTH FINANCIAL WEALTH MANAGEMENT

ALL MUTUAL FUND FAMILIES LISTED IN EXHIBIT A

GENWORTH FINANCIAL TRUST COMPANY

CAPITAL BROKERAGE CORPORATION

Part I.	Policy on Personal Investing

I.	Introduction

The mutual fund families listed on Exhibit A (collectively, the “Trusts”) are investment companies registered under the Investment Company Act of 1940, as amended (“1940 Act”).  Genworth Financial Wealth Management (“GFWM” or the “Adviser”) is a registered investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and provides investment advisory services to various client accounts, including the Trusts.  Capital Brokerage Corporation (“CBC”) acts as the underwriter/distributor of mutual fund shares within the Trusts.  Genworth Financial Trust Company (“GFTC”) provides its custodial services exclusively to GFWM clients.

This Wealth Management Code of Ethics (the “Code”) applies to GFWM, GFTC, the directors and officers of CBC (together, the “Genworth Companies) and the Trusts and is divided into four parts.  Part I contains the Policy on Personal Investing; Part II contains the Policy Prohibiting Insider Trading; Part III contains the Gift and Entertainment Policy; and Part IV contains the Ombudsperson Procedures.

The Code covers all employees of the Genworth Companies, the Trusts, and directors and officers of CBC.  The Code includes standards of business conduct with which the Genworth Companies’ employees are required to comply, and reflects the Genworth Companies’ fiduciary duties to the Trusts and Genworth Companies’ clients. The Code requires compliance with applicable U.S. federal securities laws and incorporates procedures to implement such compliance.  The responsibility for maintenance and enforcement of the Code lies substantially with the Chief Compliance Officer (as defined in Section III below) of the Genworth Companies and the Trusts.  Any violations of the Code must be reported promptly to the Chief Compliance Officer.

This Code is not intended to address other standards of ethical conduct which may be addressed by Codes of Ethics of organizations comprised of professionals in a field, such as Chartered Financial Analysts.  Where necessary, officers, directors, Access Persons (as defined in Section III below) and Supervised Persons (as defined in Section III below) covered by this Code should consider requirements of such other guidelines in addition to the requirements of this Code.  Each Supervised Person is bound by the policies and core requirements of Integrity First, Genworth Financial’s corporate code of ethics.  Integrity First defines the core ethical principles for employees of Genworth Financial, including, adherence to all applicable laws and regulations, honesty and fairness in all internal and external business relationships and avoidance of all conflicts of interest in work and personal affairs.  Integrity First is herein incorporated by reference.

To the extent that this Code imposes obligations on officers, directors, Access Persons and Supervised Persons of the Genworth Companies and the Trusts in addition to those required by Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, it does so to promote best practices.  In doing so, the Genworth Companies and the Trustees of the Trusts recognize that a failure to comply with any non-mandatory sections herein should not be construed as a violation of Rule 17j-1 or Rule 204A-1.

II.	Sanctions

In response to a violation of any part of this Code, the Genworth Companies or the Boards of Trustees of the Trusts may impose such sanctions as they deem appropriate under the circumstances, including, but not limited to, a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), civil referral to the Securities and Exchange Commission, criminal referral or termination of employment.  Violators may be required to give up any profit or other benefit realized from any transaction in violation of this Code.

III.	Definitions

This section defines the terms used throughout the first three parts of the Code.  The terms defined in this section do not apply to the Ombudsperson Procedures (Part IV).  All defined terms will be presented in bold and should be referenced back to this section.

●
Access Person.  As used in the Code, the term “Access Person” shall mean any Trustee, director or officer (or other person occupying a similar status or performing similar functions) of the Genworth Companies or the Trusts.  It also includes any employee of the Genworth Companies or the Trusts and any other person who provides investment advice on behalf of the Genworth Companies and is subject to the supervision of, and is under common control with, the Genworth Companies.  A consultant or contingent worker is considered an Access Person unless exempted by the Chief Compliance Officer.  Directors and officers of CBC who are covered by the Code solely by virtue of their role at CBC are generally not considered Access Persons, provided they do not have access to information concerning the purchase or sale of Reportable Securities (as defined below) and are therefore exempt from the Access Persons reporting requirements of this Code. As well, independent or non-employee directors of GFTC are not considered Access Persons under the Code. Should any such individual obtain access to such information, the Chief Compliance Officer will inform such individual of the change in his or her access status and reporting requirements.  In addition, if an individual obtains information that may affect his or her access status, he or she is encouraged to make the Chief Compliance Officer aware of this potential change.  The Chief Compliance Officer will maintain a list of all Access Persons.

●	An Access Person is further defined as:

■
Level 1 Access Person.  An employee who may be in a position, through their daily activities, to receive advance notice of trades placed in Managed Accounts or Reportable Funds is considered a Level 1 Access Person.  All employees in the Portfolio Services Group, Investment Strategies Group, Investment Management Group, Compliance Group, certain GFTC employees as determined by the Chief Compliance Officer, and members of the executive management team of GFWM are Level 1 Access Persons.

■	Level 2 Access Person. All other employees not included in the aforementioned groups.

●
Automatic Investment Plan.  The term “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, such as a 529 plan.  An Automatic Investment Plan includes a dividend reinvestment plan.

●
Beneficial Ownership.  A person is normally regarded as the beneficial owner of securities held in the name of his or her spouse, relatives or minor children living in the same household.  The concept of “Beneficial Ownership” also includes the accounts of another person if, by reason of any contract, understanding, relationship, agreement or other arrangement, an Access Person obtains benefits therefrom that are substantially equivalent to those of ownership.

●
Chief Compliance Officer.  The Chief Compliance Officer (“CCO”) is an officer of the Genworth Companies who is specifically designated by the Genworth Companies or an officer of the Trusts who is specifically designated by the Boards of Trustees of the Trusts to perform functions pursuant to this Code.

●
Independent Trustee.  As used in the Code, the term “Independent Trustee” shall mean any Trustee of the Trusts who is not an “interested person” of the Trust, as defined in section 2(a)(19) of the 1940 Act.

●
Federal Securities Laws.  As used in the Code, the term “Federal Securities Laws” means the Securities Act of 1933, as amended (the “1933 Act”); the Securities Exchange Act of 1934, as amended (the “1934 Act”); the Sarbanes-Oxley Act of 2002, as amended; the 1940 Act; the Advisers Act; Title V of the Gramm-Leach-Bliley Act, as amended; any rules adopted by the U.S.  Securities and Exchange Commission (the “SEC”) under any of these statutes; the Bank Secrecy Act as it applies to investment companies and investment advisers; and any rules adopted thereunder by the SEC or the Department of the Treasury.

●
Initial Public Offering.  The term “Initial Public Offering” means an offering of securities registered under 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the 1934 Act.

●
Limited Offering.  The term “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506, thereunder.  Limited Offerings may commonly be referred to as private placements.

●
Managed Account.  As used in the Code, the term “Managed Account” means any client account (other than a Reportable Fund) managed by the Investment Management Group or any outside investment adviser that GFWM employs to manage client accounts on its behalf.

●	Reportable Fund. As used in this Code, a “Reportable Fund” means any of the Trusts listed in Exhibit A..

●
Reportable Security.  As used in the Code, the term “Reportable Security” shall have the same meaning as the definition of “security” as set forth in section 2(a)(36) of the 1940 Act, which includes the following:  any note; stock; security future; bond; debenture; evidence of indebtedness; certificate of interest or participation in any profit-sharing agreement; collateral-trust certificate; preorganization certificate or subscription; transferable share; investment contract; voting-trust certificate; certificate of deposit for a security; fractional undivided interest in oil, gas or other mineral rights; any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof).  In addition, shares of exchange-traded funds (“ETFs”) and closed-end funds are Reportable Securities.

However, the term “Reportable Security” differs from the definition of security under section 2(a)(36) in that it does not include:

(a)	direct obligations of the U.S. government;

(b)	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements);

(c)	securities issued by money market funds;

(d)	shares of registered open-end investment companies, other than the Reportable Funds or ETFs; or

(e)	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds that are not Reportable Funds.

●
Security Held or to Be Acquired.  As used in the Code, a security that is “Held or to Be Acquired” means (1) any security which, within the most recent 15 days (a) is or has been held by the Trusts, or (b) is being or has been considered by the Trusts or the Adviser or a sub-adviser to the Trusts for purchase by the Trusts; and (2) any option to purchase or sell, and any security convertible into exchanged for, such a

●
Security Being Considered for Purchase or Sale.  A security is “Being Considered for Purchase or Sale” when a recommendation to purchase or sell has been made or communicated to the person responsible for trading.  This includes the Trusts’ “buy” and “sell” orders.

●
Supervised Person.  As used in this Code, the term “Supervised Person” means any Access Person and any other persons that the CCO may, in his or her discretion, deem to be subject to certain provisions of this Code.

IV. Standards of Business Conduct

The Code reflects the requirements of the Federal Securities Laws, including Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act.  Each Supervised Person must adhere to the highest standard of professional and ethical conduct and should be sensitive to situations that may give rise to an actual conflict or the appearance of a conflict with our clients’ interests, or have the potential to cause damage to the reputation of the Genworth Companies or the Trusts.  To this end, each Supervised Person must act in an ethical manner and with integrity, honesty and dignity.  Moreover, each Supervised Person must exercise reasonable care and professional judgment to avoid engaging in actions that put the image of the Genworth Companies or the Trusts or their reputations at risk.

While it is not possible to anticipate all instances of potential conflict or unprofessional conduct, the standard is clear that if you are a Supervised Person and have any doubt as to the appropriateness of any activity, you should consult the CCO.  In addition, all Supervised Persons must report any violations of this Code promptly to the CCO.  All Supervised Persons are subject to this Code and adherence to the Code is a basic condition of employment or service.

Following are the Standards of Business Conduct of the Genworth Companies and the Trusts:

A.	Comply with Laws, Rules and Regulations

Supervised Persons must comply with all laws, rules and regulations applicable to the operations and business of the Genworth Companies and the Trusts.  Supervised Persons should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation regarding any contemplated course of action.

As a Supervised Person, you must comply with all applicable Federal Securities Laws.  This means that Supervised Persons must not:

●	Employ any device, scheme or artifice to defraud the Trusts, a Managed Account or any other client of the Genworth Companies in any manner

●
to make any untrue statement of a material fact to the Trusts, a Managed Account or any other client of the Genworth Companies, or omit to state a material fact necessary in order to make such a statement, in light of the circumstances under which it is made, not misleading

●	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Trusts, a Managed Account or any other client of the Genworth Companies

●	engage in any manipulative practice with respect to the Trusts, a Managed Account or any other client of the Genworth Companies.

B.	Avoid Conflicts of Interest

Each Supervised Person should avoid any conflict of interest with regard to the Adviser and its clients, including the Trusts.  A “conflict of interest” occurs when your private or personal interest interferes with the interests of the Adviser and/or the interests of its clients, including the Trusts.  You must disclose any conflict of interest that arises in a specific situation or transaction and resolve the conflict before taking any action.

C.	Place the Interests of Clients First

All Supervised Persons must avoid serving their own personal interests ahead of the interests of the Trusts or any Managed Account.  Every Supervised Person shall notify the CCO of any personal actual or potential conflict of interest or other relationship which may involve the Trusts or any Managed Account, such as the existence of any economic relationship between personal transactions and Securities Held or to Be Acquired by any series of the Trusts or any Managed Account.

D.	Avoid Taking Inappropriate Advantage of the Position of Supervised Person

The receipt of investment opportunities, perquisites or gifts from persons seeking business with the Genworth Companies, the Trusts or any Managed Account could call into question the exercise of a Supervised Person’s independent judgment.  As a Supervised Person, you may not, for example, use your knowledge of portfolio transactions to profit from the market effect of such transactions or accept gifts of such value as to potentially impair your judgment in selecting brokers or other vendors on behalf of the Genworth Companies, the Trusts or any Managed Account.  All Supervised Persons must also comply with the Gift & Entertainment Policy, which is set forth in Part III of this Code.

E.	Avoid Misusing Corporate Assets

In order to provide services to its clients, GFWM contracts with various outside investment advisers to provide recommendations that GFWM uses to invest its clients’ assets in the Managed Accounts and the Trusts.  These portfolio recommendations are proprietary assets of those outside advisers, and become proprietary assets to GFWM upon receipt.  As a Supervised Person, you may not use your knowledge of the portfolio construction and transactions effected by GFWM or a contracted outside adviser to perform portfolio management duties for your own account.  For example, a Supervised Person might violate this Code by constructing a substantially similar portfolio to one recommended by a contracted outside adviser.

F.	Corporate Opportunities

As a Supervised Person, you may not take personal advantage of any opportunity properly belonging to any Managed Account, the Trusts or the Adviser.  For example, you should not acquire Beneficial Ownership in any security of limited availability without first offering the opportunity to purchase such security to the Adviser for the relevant Managed Account or Trusts.

G.	Undue Influence

As a Supervised Person, you may not cause or attempt to cause any Managed Account or the Trusts to purchase, sell or hold any security in a manner calculated to create any personal benefit to you.  If you stand to benefit materially from an investment decision for a Managed Account or the Trusts, and you are making or participating in the investment decision, then you must disclose the potential benefit to those persons with authority to make investment decisions for the Managed Account or the Trusts (or, if you are the investment person with authority to make investment decisions for the Managed Account or the Trusts, to the CCO).  The person to whom you report the interest, in consultation with the CCO, must determine whether or not you will be restricted in making or participating in the investment decision.

H.	Do Not Disclose Confidential Information

Generally, information relating to the investment activities of the Genworth Companies, the Trusts and any Managed Account is confidential.  Such information shall not be disclosed to any persons other than authorized Access Persons.  Consideration of a particular purchase or sale of a security for the Trusts or any Managed Account shall not be disclosed except to authorized persons, as appropriate.  As a Supervised Person, you may obtain nonpublic information concerning the Trusts or any Managed Account and you must respect the confidential nature of this information and not divulge it unless specifically authorized by the CCO.

I.	Conduct Your Personal Securities Transactions in Full Compliance with this Code

Doubtful situations should be resolved in favor of the Trusts or any Managed Account.  Technical compliance with the Code’s procedures will not automatically insulate you from scrutiny with regard to any trades that indicate an abuse of fiduciary duties.

V.	Personal Investment Transaction Policies

Laws and ethical standards impose duties on the Genworth Companies, the Trusts and their Access Persons to avoid conflicts of interest between personal investment transactions and the transactions that the Genworth Companies make on behalf of their clients.  In view of the sensitivity of this issue, it is important to avoid even the appearance of impropriety.  The following personal investment transaction policies are designed to reduce the possibilities for such actual or apparent conflicts and/or inappropriate appearances, while at the same time, preserving reasonable flexibility and privacy in personal securities transactions.  Except as otherwise noted, restrictions on personal investment transactions apply to all Access Persons.

RESTRICTIONS ON THE PERSONAL INVESTMENT TRANSACTIONS OF ACCESS PERSONS
Prohibited Activities – As an Access Person, unless you are specifically excepted below, you may not:
● Purchase or sell, directly or indirectly, for your own account or for any account in which you may have a beneficial interest:
o any security that the Adviser is buying or selling for its clients, including the Trusts or any Managed Account, until such buying or selling is effected or canceled; or
o any security that to your knowledge is actively Being Considered for Purchase or Sale by the Adviser for its clients, including the Trusts or any Managed Account.
    ●    Purchase or sell any Reportable Security which, to your knowledge, is being purchased or sold or is Being Considered for Purchase or Sale by the Adviser or the sub-advisers for the Trusts or  any Managed Account until one day after the Trusts or Managed Accounts have effected their acquisition or sale program.  This restriction is known as a “Same-Day Blackout Period.”  For exceptions to this prohibition, see the table below.

●             Engage in any conduct or trading activity with respect to a Security Held or to Be Acquired by the Trusts or any Managed Account if that conduct would defraud the Trusts or
Managed Accounts or be (or appear to be) a manipulative practice with respect to the Trusts or Managed Accounts, including the market timing of Trusts’ shares or short selling a security when it is held long by any Trust or Managed Account.

●    Engage in excessive short-term trading of shares of Reportable Funds.  If you purchase and sell shares of a Reportable Fund that you have held for less than 30 days, you will be subject to a compliance review in which you will be required to document that you were not involved in market-timing activity.

Required Permission – As an Access Person, you must obtain prior approval from the CCO in writing:
• Before purchasing or selling a Reportable Security if you are a Level 1 Access Person.
o  As a Level 1 Access Person, you must obtain written pre-approval for all Reportable Security transactions.  Upon receiving written approval, you will have one day to effect the trade, or such other time period deemed appropriate by the CCO.  Should you fail to effect the trade during pre-approval period, the approval period will expire, and you must obtain written pre-approval again before effecting the transaction.  The CCO may refuse to authorize any transaction in a Reportable Security by a Level 1 Access Person without disclosing the reason for the refusal.

• Before directly or indirectly acquiring a Beneficial Ownership in any security in an Initial Public Offering or a Limited Offering.

EXCEPTIONS TO PROHIBITED PURCHASES FOR ACCESS PERSONS
The Same-Day Blackout Period does not apply to:
• Independent Trustees
• Purchases or sales effected in any account over which an Access Person has no direct or indirect influence or control
• Purchases or sales of securities that are not eligible for purchase or sale by the Trusts or any Managed Account
• Purchases or sales that are not based on the decision of the Access Person

• Purchases that are part of an Automatic Investment Plan
• Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent that such rights were acquired from such issuer
•     Purchases or sales not otherwise exempt that receive the prior approval of the CCO because they are only remotely potentially harmful to the Trusts or Managed Accounts.  A purchase or sale that would be only remotely potentially harmful to the Trusts is one that is very unlikely to affect a highly institutional market or is clearly not related economically to the securities to be purchased, sold or held for the account of the Trusts.  In granting such approval, the CCO shall determine that you are not trading upon any special knowledge acquired by virtue of your position

• Purchases or sales of shares of a Trust
Exceptions to Pre-clearance for Level 1 Access Persons:
• Investments made in Managed Accounts or the Trusts for which you have no direct influence or control over the securities purchased or sold
• Purchases or sales of securities that do not meet the definition of Reportable Security
• Securities issued by Genworth Financial
• Exercising corporate stock options
• Purchasing or selling options on broad-based indices
• Exercise activity that is related to the purchase of a previously pre-approved options contract
• Any acquisition of securities through the exercise of rights, as a result of corporate actions, as gifts or an inheritance

VI.	Reporting Requirements of Access Persons

The Genworth Companies and the Trusts will identify all Access Persons who are required to make reports and will inform you of your reporting obligations.  Every Access Person must submit to the CCO the following reports, except with respect to transactions effected for, and Reportable Securities held in, any account over which the Access Person has no direct or indirect influence or control, or if the Access Person is otherwise excepted below.  The required content of each report is described in detail following the table below.

REPORTS REQUIRED TO BE SUBMITTED BY ACCESS PERSONS*
	Name of Report	When Must the Report be Submitted?	Exceptions from Reporting Requirements**
1.	List of Accounts	No later than 10 days after you become an Access Person	None
2.	Initial Holdings Reports	No later than 10 days after you become an Access Person	None
3.	Quarterly Transaction Reports	No later than 30 days after the end of a calendar quarter
You need not make a Quarterly Transaction Report:
●  For transactions effected pursuant to an Automatic Investment Plan.
●   (i)  If the Quarterly Transaction Report would duplicate information contained in broker trade confirmations or account statements received by the CCO for the relevant quarter no later than 30 days after the end of the calendar quarter;
(ii)  All of the information required to be in the Quarterly Transaction Report is contained in the broker trade confirmations or account statements or in the records of the Genworth Companies or the Trusts; and
(iii)  You regularly certify that these confirmations and account statements do not omit any reportable transactions.

4.	Annual Holdings Reports	Annually, by the date specified by the CCO (the information must be current as of a date no more than 30 days before the report is submitted)
You need not make an Annual Holdings Report:
●   (i)  If the year-end account statement received by the CCO for purposes of the Quarterly Transaction Reporting includes a list of current holdings;
(ii)  All of the information required to be in the Annual Holdings Report is contained in the year-end account statement; and
(iii)  You annually certify that the account statement includes all Reportable Securities and Reportable Funds.

5.	Annual Certification of Compliance with this Code	Annually	None

* Any report required by this section may contain a statement that the report will not be construed as an admission that you have any direct or indirect beneficial ownership in the Reportable Security to which the report relates.

** If you are an Independent Trustee, you need not submit an Initial Holdings Report or Annual Holdings Report if you would be required to do so solely by reason of being a Trustee of the Trusts.  In addition, you need not submit a Quarterly Transaction Report if you would be required to do so solely by reason of being a Trustee of the Trusts, unless you knew or, in the ordinary course of fulfilling your official duties as a Trustee, should have known, that during the 15 day period immediately before or after your transaction in a Reportable Security, one of the series of the Trusts purchased or sold the Reportable Security or one of the series of the Trusts or the Adviser considered purchasing or selling the Reportable Security.  Independent Trustees are also exempt from submitting a List of Accounts and the Annual Certification reports.

Following is a description of the specific information that Access Persons must include in the reports that are listed in the table above.

1.	List of Accounts—A list that must include:

•	Persons in your household who are considered “covered persons,” which includes a spouse, domestic partner, resident parent or child; and

•
Brokerage or other accounts maintained by you or such covered persons in which securities are held or traded, including accounts managed on a discretionary basis.  With respect to such discretionary accounts, you must provide (i) a copy of the investment advisory agreement for the account, and (ii) all other reports set forth below.

2.	Initial Holdings Report—This report must be current as of a date no more than 45 days prior to the date you become an Access Person and must include:

•
Information about any Reportable Security in which you had any direct or indirect Beneficial Ownership as of the date you became an Access Person, including the title and type of security; the exchange ticker symbol or CUSIP number, as applicable; and the number of shares and the principal amount;

•
The name of any broker, dealer or bank with whom you maintained an account in which any Reportable Securities were held for your direct or indirect benefit as of the date you became an Access Person; and

•	The date on which you submit the report.

3.
Quarterly Transaction Report—This report must be submitted no later than 30 days after the end of any calendar quarter in which either of the following two transactions occur and must cover all transactions effected during the relevant calendar quarter:

a) Any transaction in a Reportable Security of which you had any direct or indirect Beneficial Ownership.  In this instance, the report must include:

•
The date of the transaction; the title; the exchange ticker symbol or CUSIP number, as applicable; the interest rate and maturity date, if applicable; the number of shares and the principal amount of each Reportable Security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the Reportable Security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date on which you submit the report.

b) Any account in which any securities are being held for your direct or indirect benefit.  In this instance, the report must include:

•	The name of the broker, dealer or bank with whom you established the account;

•	The date the account was established; and

•	The date on which you submit the report.

4.	Annual Holdings Report—This report must be current as of a date no more than 45 days prior to the date that it is submitted and must include:

•
Information about any Reportable Security in which you have or had any direct or indirect Beneficial Ownership, including the title and type of security; the exchange ticker symbol or CUSIP number, as applicable; the number of shares and the principal amount;

•	The name of any broker, dealer or bank with whom you maintain an account in which any Reportable Securities are held for your direct or indirect benefit; and

•	The date on which you submit the report.

5.	Annual Certification of Compliance with this Code (Appendix A) - You must certify annually that you have:

•	Read and understood this Code and recognize that they are subject to its requirements;

•	Complied with the requirements of this Code; and

•	Reported all personal transactions in Reportable Securities required to be reported by this Code.

WEALTH MANAGEMENT CODE OF ETHICS

OF

GENWORTH FINANCIAL WEALTH MANAGEMENT

ALL MUTUAL FUND FAMILIES LISTED IN EXHIBIT A

GENWORTH FINANCIAL TRUST COMPANY

CAPITAL BROKERAGE CORPORATION

Part II.	Policy Prohibiting Insider Trading

This Policy Prohibiting Insider Trading is designed to prevent insider trading and the misuse of nonpublic information, as required by section 204A of the Advisers Act.  All defined terms are presented in bold and should be referenced back to Section III of Part I of the Code.  The laws concerning insider trading generally prohibit:

•	The purchase or sale of securities by an insider, while in possession of material nonpublic information;

•
The purchase or sale of securities by a non-insider, while in possession of material nonpublic information which was misappropriated or disclosed to the non-insider in violation of an insider’s duty to keep the information confidential; and

•	The communication of material nonpublic information in violation of a confidentiality obligation where the information leads to the purchase or sale of securities.

The term “insider trading” is generally used to refer to (i) a person’s use of material nonpublic information in connection with transactions in securities, or (ii) certain communications of material nonpublic information.  This policy applies to trades made by Access Persons in personal accounts as well as trades made on behalf of clients of the Genworth Companies, including the Trusts and any Managed Account.  The Genworth Companies and the Trusts require that Access Persons obey the law and not trade on the basis of material nonpublic information.  In addition, Access Persons are discouraged from seeking or knowingly obtaining material nonpublic information about publicly traded companies.  To find out if this policy applies to you, see the sub-sections below:

A.	Who is an Insider?

The concept of “insider” is broad.  It includes the officers, trustees, employees and majority shareholders of a company.  In addition, you can be considered a “temporary insider” of a company if you enter into a confidential relationship in the conduct of the company’s affairs and as a result, are given access to company information that is intended to be used solely for company purposes.  Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company’s representative in a manner which the analyst knows or should know to be a breach of that representative’s duties to the company, the analyst may be deemed a temporary insider.

B.	What is Material Information?

Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision.  To fulfill the materiality requirement, there must be a substantial likelihood that a fact would have been viewed by the reasonable investor as having significantly altered the total mix of information made available.  No simple “bright-line” test exists to determine whether information is material.  Because assessments of materiality are highly fact-specific, you should direct any questions regarding the materiality of information to the CCO.

It is impossible to create an exhaustive list of the types of information or events that would be material in all circumstances.  However, the following items are some types of information or events that should be reviewed carefully to determine whether they are material:

•	earnings information, estimates or results;

•	mergers, acquisitions, tender offers, joint ventures or changes in assets;

•	new products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);

•	changes in control or in management;

•	change in auditors or auditor notification that the issuer may no longer rely on an auditor’s audit report;

•
events regarding the issuer’s securities -- e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities; and

•	bankruptcies or receiverships.

C.	What is Nonpublic Information?

Information is nonpublic if it has not been disseminated in a manner making it available to investors generally.  For example, information contained in a report filed with the SEC, a press release, or other press report appearing in a publication (including a website) of general circulation (i.e., Bloomberg, The Wall Street Journal, Reuters, Associated Press, etc.) would usually be considered generally available to the public.  Limited disclosure does not make the information public.

D.	Not Certain if You Have “Inside” Information?

If you have any doubts about whether you are in possession of material, nonpublic information, consult the CCO.

If you think that you may have access to material, nonpublic information, you should take the following steps:

•	Report the information and any proposed trade immediately to the CCO.

•	Do not purchase or sell the securities on behalf of yourself or others, including the Trusts or any Managed Accounts.

•	Do not communicate the information to any other employee or person other than the CCO.

•	After the CCO has reviewed the issue, the CCO will determine whether the information is material and non-public and, if so, what action you and the Genworth Companies should take.

E.	Penalties for Insider Trading

The penalties for trading on or communicating material nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers.  You can be subject to some or all of the penalties set forth below even if you do not personally benefit from the violation.  Penalties include:

•	administrative penalties;

•	civil injunctions;

•	disgorgement of profits;

•	substantial fines;

•	criminal penalties and/or jail sentences; and

•	serious disciplinary measures imposed by the Trusts and/or the Genworth Companies, including dismissal.

F.	Serving as an Officer or Director of a Publicly Traded Company

Because officers, directors or trustees of a publicly traded company have special information about that company, the Genworth Companies and the Trusts require the CCO’s approval before any of their Trustees, directors, officers or employees may agree to serve as an officer or director of a publicly traded company.  The CCO will design appropriate procedures to mitigate any conflicts of interest and any potential insider trading issues depending upon the requirements of each individual situation.

WEALTH MANAGEMENT CODE OF ETHICS

OF

GENWORTH FINANCIAL WEALTH MANAGEMENT

ALL MUTUAL FUND FAMILIES LISTED IN EXHIBIT A

GENWORTH FINANCIAL TRUST COMPANY

CAPITAL BROKERAGE CORPORATION

Part III.	Gift & Entertainment Policy

The Genworth Companies and the Trusts have jointly adopted this Gift & Entertainment Policy.  The purpose of this Policy is to ensure that Genworth Companies’ personnel, in carrying out their respective duties:  (i) act in accordance with the highest ethical standards; (ii) meet all applicable legal and regulatory requirements with respect to the giving and receipt of gifts and entertainment; and (iii) avoid any actual or potential conflicts of interest that may result from the giving or receipt of gifts or entertainment.

For purposes of this Policy, the distinction between a “gift” and “entertainment” is an important one.  Generally, as used throughout this Policy, the term “gift” refers to all items that are accepted from or given to any person as a result of a primarily business relationship.  “Entertainment” means any event, meal or activity whose primary purpose is business-related and is offered by and attended by a person who himself/herself or through his/her employer or affiliate has a current or prospective business relationship with Genworth or the Trusts.  If the person or entity paying for the entertainment does not have a person or representative attend the event, the event constitutes a “gift” subject to the gift policy.

I.	Applicable Laws and Regulations

As an investment adviser, GFWM owes general fiduciary duties to its advisory clients (such as the Trusts) that are relevant when considering Genworth’s receipt of gifts and/or entertainment.  As a broker-dealer, CBC is also subject to FINRA conduct rules that govern the giving and receipt of gifts and entertainment as outlined in CBC’s Written Supervisory Procedures manual (the “CBC Manual”).  Nothing in this policy shall contradict or override the provisions of the CBC Manual as they relate to Gifts and Entertainment.

FINRA has adopted rules governing the giving and receipt of gifts and entertainment.  The NASD conduct rules are focused on the compensation of sellers of mutual fund shares, but are relevant because they are viewed as a model for gift issues in other areas.  Broker-dealers are prohibited by NASD Conduct Rule 2830 (Rule 2820 for variable annuity funds) from directly or indirectly paying or accepting “non-cash” compensation in connection with the sale and distribution of investment company securities, except that the following non-cash compensation arrangements are permitted:

•	gifts that do not exceed an annual amount of $100 per person and are not preconditioned on achievement of a sales target;

•
an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a sales target; and

•
training/education meeting expenses for associated persons of a FINRA member, provided that certain recordkeeping and approval requirements are met, the location is appropriate to the purpose of the meeting, the payment or reimbursement is not applied to the expenses of guests of the associated person; and the payment or reimbursement by the offeror is not preconditioned on the achievement of a sales target.

Conduct Rule 3060 prohibits any FINRA member or person associated with a member, directly or indirectly, from giving anything of value in excess of $100 per year to any officer, director, employee or agent of another firm where such payment is in relation to the business of the recipient’s employer.  The FINRA staff has stated that Conduct Rule 3060 does not limit “ordinary and usual business entertainment” such as when a FINRA member or its associated persons are hosting clients and their guests at an occasional meal, sporting event, theater production or comparable entertainment event, “so long as it is neither so frequent nor so extensive as to raise any question of propriety.”

In addition, the Investment Company Institute’s Advisory Group Report on Personal Investing has recommended that mutual fund codes of ethics prohibit “investment personnel” (those responsible for managing the fund’s investments) from receiving any gift or other thing of more than de minimis value (e.g., pens, notepads, etc.) from any person or entity that does business with or on behalf of the fund.  This recommendation was intended to parallel NASD Conduct Rule 2830, and to avoid potential conflicts of interest.

II.	Policy

A.	General Prohibitions

No employee of the Genworth Companies may accept or provide any gifts or business entertainment relating to Genworth Companies’ business unless permitted in this Policy.  Before accepting or providing any gift or business entertainment, all employees should use their judgment and consider whether their giving or receipt of such gift or entertainment is consistent with both the letter and the objectives of this Policy.  If a Genworth Company employee has any questions as to the propriety of a specific gift or business entertainment event, the employee should contact the CCO prior to acceptance.

As a matter of general policy, Genworth Company personnel are prohibited from:

1.	Giving or receiving any gift or entertainment that is conditioned upon any future or continuing business relationship with a Genworth Company or the Trusts or a Managed Account.

2.	Soliciting any gifts or entertainment.

3.	Accepting cash gifts.

B.	Limitations on Receipt of Gifts

Genworth Company personnel are prohibited from accepting any gift with a value greater than $100 per person per year from any person or entity that does business with the Trusts, a Managed Account or a Genworth Company or where the Genworth Company has the power to directly or indirectly spend client funds to hire the person or entity, or recommend that the person or entity be hired or engaged.

C.	Limitations on Entertainment

Genworth personnel may receive or participate in “reasonable and customary” business entertainment such as an occasional meal, round of golf, sporting event, theater production or comparable entertainment event, so long as it is neither so frequent nor so extensive as to raise any question of impropriety.  As a general guideline, entertainment provided more frequently than once per quarter would likely not be considered “reasonable and customary” business entertainment.  Employees must receive written approval from the CCO prior to accepting any business entertainment that is valued at greater than $250.  If the person providing the entertainment is not present at the event, the entertainment is considered a gift and is subject to the $100 per person per year limitation.

III.	Compliance Procedures

A.	Providing Policy to Employees

Genworth will provide each employee with a copy of this Policy upon commencement of their employment and periodically thereafter.

B.	Annual Certification

Each Genworth Company employee will certify annually that the employee has received, understands and is in compliance with the policy or, if not in compliance, shall provide a relevant explanation of the circumstances.

WEALTH MANAGEMENT CODE OF ETHICS

OF

GENWORTH FINANCIAL WEALTH MANAGEMENT

ALL MUTUAL FUND FAMILIES LISTED IN EXHIBIT A

GENWORTH FINANCIAL TRUST COMPANY

CAPITAL BROKERAGE CORPORATION

Part IV.	Ombudsperson Procedures

The purpose of these procedures is to inform all employees of the Genworth Companies of the availability of raising integrity concerns or any Reportable Issues within the Genworth Companies.  For purposes of these Procedures, “Reportable Issues” include, but are not limited to, issues related to accounting, internal controls or financial reporting for the Trusts; violations of applicable laws, rules or regulations; violations of this Code of Ethics of the Genworth Companies and the Trusts; and any other unethical behavior; “Interested Persons” as used herein, means all employees of the Genworth Companies.

No retaliation against employees will be permitted for good faith reporting of relevant concerns regarding Reportable Issues.

I.	Submission of Complaints

Employees are required to report to the Chief Compliance Officer any Reportable Issue that constitutes a violation of this Code of Ethics.  Employees are urged report any potential Reportable Issue or integrity concern and are directed to report this issue locally within their business segment to their supervisor or manager.  Employees may also report a concern to any member of the Compliance team or internal Legal counsel.  The employee may also utilize the Ombudsperson office at Genworth Financial to anonymously submit concerns surrounding a Reportable Issue.  All submissions to the Ombudsperson Office, as well as any follow-up communications, will be handled through the proper channels and dealt with on confidential basis, if an employee so desires.

II.	Reporting of Submissions

Issues related to accounting, internal controls or financial reporting for a Trust shall be reported to members of the Audit Committee of the Trust within a reasonable period of time, but in no event later than the next regularly scheduled meeting of the Board, whichever occurs first.  The Board shall consider any such complaints and take action that the Audit Committee, in its discretion, deems appropriate.

III.	Publication and Amendment of Procedures

These Procedures shall be made readily accessible to all Interested Persons.  The Board of Trustees of each Trust shall approve these Procedures and any amendments hereto.

IV.	Contact Information

Online:  OmbudsOffice.Genworth@genworth.com (Individuals who wish to remain anonymous should contact the Genworth ombudsperson using the telephone number identified below.)

Telephone:  1-(888)-251-4332

Address:  Ombudsperson, 6620 West Broad Street, Richmond, VA, 23230.

EXHIBIT A

The following mutual fund families are currently advised by Genworth Financial Wealth Management:

AssetMark Funds

Genworth Financial Asset Management Funds

Genworth Variable Insurance Trust